Exhibit 10.1

LEASE AMENDING AGREEMENT NO. 1

This LEASE AMENDING AGREEMENT NO. 1 (the “Amendment”) is entered into as of October 21, 2013, by and between Winmark Corporation (“Tenant”) and AX Waterford L.P. (“Landlord”), with reference to the following facts:

A.                                    Landlord, as successor in title to Utah State Retirement Investment Fund, and Tenant are the current parties to that certain Multi-Tenant Office Lease Agreement (Net), dated as of September 26, 2008 between Landlord’s predecessor in interest and Tenant (the “Lease”), for the lease by Tenant of space in a building located at 605 U.S.  Highway 169, Suites 150, 310, and 400, Plymouth, Minnesota 55441 consisting of approximately 33,513 square feet, as more particularly described in the Lease (the “Current Premises”).  All capitalized terms referred to in this Amendment shall have the same meaning defined in the Lease, except where expressly defined to the contrary in this Amendment.

B.                                    Tenant and Landlord desire to amend the Lease to provide for an expansion of the Current Premises upon the terms and conditions set forth herein to include certain additional space to the Current Premises as more particularly described below, and to make certain other specific modifications as set forth below to the Lease, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.0                               Confirmation.  Tenant acknowledges and agrees that: (a) Tenant is in sole possession of the Current Premises demised under the Lease; (b) all work, improvements and furnishings required by Landlord under the Lease for the Current Premises have been completed and accepted by Tenant; (c) Tenant has no offset, claim, recoupment or defense against the payment of rent and other sums and the performance of all obligations of Tenant under the Lease and the Lease is binding on Tenant and is in full force and effect, and Tenant has no defenses to the enforcement of the Lease; (d) Tenant has not assigned the Lease, or sublet any portion of the Current Premises, and (e) Tenant is not in default of the Lease and Tenant acknowledges that Landlord is not in default of the Lease.

2.0                               Expansion Premises.  Effective as of the Expansion Premises Commencement Date (as defined in paragraph 3.0 below), Landlord leases to Tenant and Tenant takes from Landlord the addition of approximately 7,503 square feet of space that is depicted on Exhibit A attached hereto and commonly known in the Building as Suites 300 and 320  (the “Expansion Premises”).    From and after the Expansion Premises Commencement Date, the total leased space shall consist of both the Current Premises and the Expansion Premises as depicted on Exhibit B attached hereto, which totals approximately 41,016 square feet.  Commencing as of the Expansion Premises Commencement Date and continuing until August 31, 2019, the Current Premises and the Expansion Premises shall, and subject to the terms hereof, be referred to as the “Premises” for all purposes under the Lease and this Amendment.

3.0                               Expansion Premises Term.  The Term for the Expansion Premises shall commence on the later of December 1, 2013, or Substantial Completion of the Tenant Improvements (as those terms are defined in Exhibit C), (“Expansion Premises Commencement Date”) and shall be coterminous with the Term of the Current Premises and expire on August 31, 2019 (the “Expansion Premises Term”), provided, however, if Substantial Completion of the Tenant Improvements does not occur until after December 15, 2013, and such delay is not a result of Tenant Delays (as defined in Exhibit C), or Landlord’s negligence, then Landlord and Tenant agree to use reasonable efforts to arrive at a mutual agreement on sharing of the economic impact on the rental terms and Tenant concessions contained in this Amendment caused by such delay.

4.0                               Rent.

4.1                               Minimum Rental for the Current Premises shall continue to be paid by Tenant in accordance with the Lease.  In addition, the monthly Minimum Rental for the Expansion Premises during the Expansion Premises Term shall be as follows:

Time Period	Monthly Minimum Rental		Rate ($PSF annualized)
Months 1-8	$0.00	*	$0.00
Months 9-12	$8,597.19		$13.75
Months 13-24	$8,909.81		$14.25
Months 25-36	$9,222.44		$14.75
Months 37-48	$9,535.06		$15.25
Months 49-60	$9,847.69		$15.75
Months 61-Expansion Premises Term	$10,160.31		$16.25

*As reflected above, Tenant shall have no obligation to pay monthly Minimum Rental, or monthly Real Estate Taxes and Operating Expenses for the Expansion Premises for Months 1 through 5, and Tenant shall have no obligation to pay monthly Minimum Rental for Months 6, 7, and 8 of the Expansion Premises Term (the “Expansion Premises Free Rent Period”). If the Lease is terminated during or prior to such Expansion Premises Free Rent Period, Tenant shall not be entitled to any such rent abatement after the date of termination nor shall Tenant be entitled to assert any right to rent abatement after such termination against any sums due Landlord.  The rent abatement granted under this Section is solely for the benefit of Winmark Corporation, and shall not be transferable to any assignee or subtenant.

5.0                               Tenant’s Pro Rata Share.  Subject to the abatement of Real Estate Taxes and Operating Expenses set forth above, during such period that the definition of Premises includes both the Current Premises and Expansion Premises, Tenant’s Pro Rata Share set forth in the Lease shall be adjusted to 19.76%. Management fees charged as part of Operating Expenses shall be capped at 3% of gross rent for the Premises.

6.0                               Condition of Expansion Premises. Tenant shall accept the Expansion Premises in its as-is condition as of the commencement of the Expansion Premises Term, and Landlord shall have no obligation to make or pay for any alterations, additions, improvement or renovations in or to the Current Premises or the Expansion Premises to prepare the same for Tenant’s occupancy of the Expansion Premises during the Expansion Premises Term other than the construction of the Tenant Improvements as defined on the Construction Rider Exhibit which is attached hereto and incorporated herein by reference as Exhibit C.  In no event shall the Allowance (as that term is defined in Exhibit C) exceed $185,849.31.

7.0                               Real Estate Brokers.  Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant each represents and warrants to the other party that it has not authorized or employed, or acted by implication to authorize or employ, any real estate broker or salesman to act for it in connection with this Amendment, except for James M. Freytag, of CBRE, Inc., on behalf of Landlord, who shall be paid a commission by Landlord pursuant to a separate written agreement.  Landlord and Tenant shall each indemnify, defend and hold the other party harmless from and against any and all claims by any real estate broker or salesman whom the indemnifying party authorized or employed, or acted by implication to authorize or employ, to act for the indemnifying party in connection with this Amendment.

8.0                               Landlord’s Notice Address.  Effective immediately: (a) Landlord’s notice address under the Lease is hereby amended and restated as follows: AX Waterford L.P. c/o CBRE, Inc., 4400 West 78th Street, Suite 200, Minneapolis, MN 55435, with a copy to the Landlord, AX Waterford L.P., Attn: Mr. Jim Green, CFO, Suite # 300, 360 Main Street, Winnipeg, MB. R3C 3Z3; and (b) all payments required to be made by Tenant under the Lease shall be paid to Landlord at AX Waterford L.P., P.O. Box 6180 — 0158, Hicksville, NY 11802-6180.

9.0                               General Provisions.

9.1                               Further Assurances.  Landlord and Tenant each agree to execute any and all documents and agreements reasonably requested by the other party to further evidence or effectuate this Amendment.

9.2                               Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

9.3                               Reaffirmation.  As amended hereby, the Lease shall remain in full force and effect.

9.4                               Conflicts.  In case of any conflict between any term or provision of this Amendment and the Lease, the term or provision of this Amendment shall govern.  Landlord and Tenant agree that this Amendment modifies Article 36 of the Lease as to the provisions contained therein relative to the Expansion Premises.

9.5                               Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one agreement.

9.6                               Defined Terms.  Defined terms in this Amendment shall have the same meaning as in the Lease, unless expressly modified by this Amendment.

10.0                        Effectiveness.  The parties agree that the submission of a draft or copy of this Amendment for review or signature by a party is not intended, nor shall it constitute or be deemed, by either party to be an offer to enter into a legally binding agreement with respect to the subject matter hereof and may not be relied on for any legal or equitable rights or obligations.  Any draft or document submitted by Landlord or its agents to Tenant shall not constitute a reservation of or option or offer in favor of Tenant.  The parties shall be legally bound with respect to the subject matter hereof pursuant to the terms of this Amendment only if, as and when all the parties have executed and delivered this Amendment to each other.  Prior to the complete execution and delivery of this Amendment by all parties, each party shall be free to negotiate the form and terms of this Amendment in a manner acceptable to each party in its sole and absolute discretion.  The parties acknowledge and agree that the execution and delivery by one party prior to the execution and delivery of this Amendment by the other party shall be of no force and effect and shall in no way prejudice the party so executing this Amendment or the party that has not executed this Amendment.

Signature Page to Follow

Signature Page of
Lease Amending Agreement No. 1

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:

AX Waterford L.P.,

a Delaware limited partnership

By Its General Partner:

AX Waterford, LLC,

a Delaware limited liability company

By:	/s/ David L. Johnson		Date:	October 21, 2013
	Name:	David L. Johnson
	Its:	Authorized Signatory

TENANT:

Winmark Corporation

a Minnesota corporation

By:	/s/ Anthony D. Ishaug		Date:	October 21, 2013
	Name:	Anthony D. Ishaug
	Its:	Chief Financial Officer

EXHIBIT A

Depiction of Expansion Premises

3rd Floor

EXHIBIT B

Depiction of Current Premises and Expansion Premises

4th Floor

3rd Floor

Suite 150

EXHIBIT C

ATTACHED TO AND FORMING A PART OF

LEASE AMENDING AGREEMENT NO. 1

DATED AS OF OCTOBER 21,  2013

BETWEEN

AX WATERFORD L.P., AS LANDLORD,

AND

WINMARK CORPORATION, AS TENANT

CONSTRUCTION RIDER

1.                                      Tenant Improvements.  As provided below, Landlord shall engage Greiner Construction Company (the “Contractor”) to construct and install in the Expansion Premises the improvements and fixtures provided for in the Construction Documents, (as that terms is hereinafter defined) (“Tenant Improvements”).  Upon request by Landlord, Tenant shall designate in writing an individual authorized to act as Tenant’s representative with respect to approvals, directions and authorizations pursuant to this Construction Rider.

1.1.                            Plans.  The Tenant Improvements shall be constructed substantially as shown on the conceptual space plan and Construction Documents for the Expansion Premises dated October 11, 2013 (“Construction Documents”) and prepared by BDH & Young, who has been retained by Landlord as the space planner for the Expansion Premises (“Space Planner”).  As of the date of Lease Amending Agreement No. 1, Tenant and Landlord have approved the Construction Documents.

Additional interior decorating services and advice on the furnishing and decoration of the Expansion Premises, such as the selection of fixtures, furnishings or design of mill work, shall be provided by Tenant at its expense, but shall be subject to the reasonable approval of Landlord.

1.2.                            Construction.  Landlord shall proceed with reasonable diligence to cause the Tenant Improvements to be Substantially Completed on or prior to the Expansion Premises Commencement Date.  The Tenant Improvements shall be deemed to be “Substantially Completed” when they have been completed in accordance with the Construction Documents except for finishing details, minor omissions, decorations and mechanical adjustments of the type normally found on an architectural “punch list”.  (The definition of Substantially Completed shall also define the terms “Substantial Completion” and “Substantially Complete.”)

Following Substantial Completion of the Tenant Improvements and before Tenant takes possession of the Expansion Premises (or as soon thereafter as may be reasonably practicable and in any event within 30 days after Substantial Completion), Landlord and Tenant shall inspect the Expansion Premises and jointly prepare a “punch list” of agreed items of construction remaining to be completed.  Landlord shall complete the items set forth in the punch

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list as soon as reasonably possible.  Tenant shall cooperate with and accommodate Landlord and Landlord’s contractor in completing the items on the punch list.

1.3.                            Cost of Tenant Improvements.  Landlord shall contribute up to $24.77 per square foot towards the cost of the Tenant Improvements in the Expansion Premises (the “Allowance”).  The balance, if any, of the cost of the Tenant Improvements (“Additional Cost”), shall be paid by Tenant.  If the cost of the Tenant Improvements in the Expansion Premises are less than the Allowance, Tenant may elect to apply any unused portion of the Allowance to Landlord approved (which approval shall not be unreasonably withheld, conditioned or delayed) improvements made in either the Current Premises or the Expansion Premises.  Landlord shall pay the unused portion of the Allowance for payment of such improvements within thirty (30) days of proof of payment by Tenant and receipt of a signed mechanic lien waiver by all contractors responsible for such improvements.

1.4.                            Changes.  If Tenant requests any change, addition or alteration in or to any Construction Documents (“Changes”) Landlord shall cause the Space Planner to prepare additional Plans implementing such Change.  Tenant shall pay the cost of preparing additional Plans within ten (10) days after receipt of Landlord’s invoice therefor.  As soon as practicable after the completion of such additional Construction Documents, Landlord shall notify Tenant of the estimated cost of the Changes.  Within three (3) working days after receipt of such cost estimate, Tenant shall notify Landlord in writing whether Tenant approves the Change.  If Tenant approves the Change, Landlord shall proceed with the Change and Tenant shall be liable for any Additional Cost exceeding the Allowance resulting from the Change.  If Tenant fails to approve the Change within such three (3) day period, construction of the Tenant Improvements shall proceed as provided in accordance with the original Construction Documents.

1.5.                            Delays.  Tenant shall be responsible for, and shall pay to Landlord, any and all costs and expenses incurred by Landlord in connection with any delay in the commencement or completion of any Tenant Improvements and any increase in the cost of Tenant Improvements caused by (i) Tenant’s failure to submit information to the Space Planner or approve any Space Plan, Construction Documents or cost estimates within the time periods required herein, (ii) any delays in obtaining any items or materials constituting part of the Tenant Improvements requested by Tenant, (iii) any Changes, or (iv) any other delay requested or caused by Tenant (collectively, “Tenant Delays”).

2.                                      Delivery of Expansion Premises.  Upon Substantial Completion of the Tenant Improvements, Landlord shall deliver possession of the Expansion Premises to Tenant.  If Landlord has not Substantially Completed the Tenant Improvements and tendered possession of the Expansion Premises to Tenant on or before the Expansion Premises Commencement Date specified in Section 3.0 of the Amendment, or if Landlord is unable for any other reason to deliver possession of the Expansion Premises to Tenant on or before such date, neither Landlord nor its representatives shall be liable to Tenant for any damage resulting from the delay in completing such construction obligations and/or delivering possession to Tenant and the Lease shall remain in full force and effect unless and until it is terminated under the express provisions of this Paragraph.  If any delays in Substantially Completing the Tenant Improvements are

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attributable to Tenant Delays, then the Expansion Premises shall be deemed to have been Substantially Completed and delivered to Tenant on the date on which Landlord could have Substantially Completed the Expansion Premises and tendered the Expansion Premises to Tenant but for such Tenant Delays.

3.                                      Access to Expansion Premises.  Landlord shall allow Tenant and Tenant’s Representatives to enter the Expansion Premises prior to the Expansion Premises Commencement Date to permit Tenant to make the Expansion Premises ready for its use and occupancy; provided, however, that prior to such entry of the Expansion Premises, Tenant shall provide evidence reasonably satisfactory to Landlord that Tenant’s insurance, as required by the Lease, shall be in effect as of the time of such entry.  Such permission may be revoked at any time upon twenty-four (24) hours’ notice, and Tenant and its Representatives shall not interfere with Landlord or Landlord’s contractor in completing the Building or the Tenant Improvements.  Further, Tenant’s early access shall be conducted in such a manner as to not interfere with Landlord’s construction of Tenant Improvements.

Tenant agrees that Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s property placed upon or installed in the Expansion Premises prior to the Commencement Date, the same being at Tenant’s sole risk, and Tenant shall be liable for all injury, loss or damage to persons or property arising as a result of such entry into the Expansion Premises by Tenant or its Representatives.

4.                                      Ownership of Tenant Improvements.  All Tenant Improvements, whether installed by Landlord or Tenant, shall become a part of the Expansion Premises, shall be the property of Landlord and, subject to the provisions of the Lease, shall be surrendered by Tenant with the Expansion Premises, without any compensation to Tenant, at the expiration or termination of the Lease in accordance with the provisions of the Lease.

INITIALS:

Landlord	/s/ DLJ
Tenant	/s/ ADI

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